CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Contingent Income Auto-Callable Securities due January 27, 2017	$11,819,850	$1,522.40

February 2014 Pricing Supplement No 136 Registration Statement No. 333-190038 Dated February 7, 2014 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Contingent Income Auto-Callable Securities due February 13, 2015
Based on the Performance of the Ordinary Shares of Michael Kors Holdings Limited
Principal at Risk Securities
Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment equal to 3.150% of the stated principal amount  with respect to each quarterly determination date on which the closing price of the underlying stock is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level. In addition, if the closing price of the underlying stock is greater than or equal to the initial share price on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment. However, if on any determination date the closing price of the underlying stock is less than the initial share price, the securities will not be redeemed and if that closing price is less than the downside threshold level, you will not receive any contingent quarterly payment for that quarterly period. If the securities are not redeemed prior to maturity, the payment at maturity due on the securities will be either (i) the stated principal amount and the contingent quarterly payment or (ii) a number of shares of the underlying stock, or at our option the cash value thereof, that will be significantly less than the stated principal amount of the securities if the closing price of the underlying stock is below the downside threshold level on the final determination date. As a result, investors must be willing to accept the risk of not receiving a contingent quarterly payment and also the risk of receiving shares of the underlying stock, or the cash value thereof, that would be worth significantly less than the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity and investors could lose their entire investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly payments over the entire term of the securities. You will not participate in any appreciation of the underlying stock. The securities are senior notes issued as part of Barclays Bank PLC’s Global Medium-Term Notes Program. The securities are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.
FINAL TERMS
Issuer:	Barclays Bank PLC
Underlying stock:	Michael Kors Holdings Limited ordinary shares
Aggregate principal amount:	$11,819,850
Stated principal amount:	$10 per security
Issue price:	$10 per security (See “Commissions and initial issue price” below)
Pricing date:	February 7, 2014
Original issue date:	February 12, 2014 (3 business days after the pricing date)
Maturity date†:	February 13, 2015
Early redemption:
If, on any determination date other than the final determination date, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.
The securities will not be redeemed early if the determination closing price of the underlying stock is below the initial share price for the underlying stock on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(2)	Agent’s commissions(2)	Proceeds to issuer
Per security	$10	$10	$0.15	$9.85
Total	$11,819,850	$11,819,850	$177,297.75	$11,642,552.25
(1)
Our estimated value of the securities on the pricing date, based on our internal pricing models, is $9.836 per security. The estimated value is less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of this pricing supplement.

(2)
Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.15 for each security they sell. See “Supplemental Plan of Distribution.”

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 8 of this pricing supplement and on page S-6 of the prospectus supplement. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors — The securities are subject to the credit risk of the Issuer, Barclays Bank PLC” in this pricing supplement.
Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Contingent Income Auto-Callable Securities due February 13, 2015 Principal at Risk Securities Based on the Performance of the Ordinary Shares of Michael Kors Holdings Limited

(terms continued from previous page)
Contingent quarterly payment:
•  If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.315 (3.150% of the stated principal amount) per security on the related contingent payment date.
•  If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates†:	May 7, 2014, August 7, 2014, November 7, 2014 and February 10, 2015. We also refer to February 10, 2015 as the final determination date.
Contingent payment dates†:
With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
If the final share price is less than the downside threshold level:
at our option, per $10 security, (i) a number of shares of the underlying stock equal to the exchange ratio as of the final determination date (the “physical delivery amount”)*, or (ii) the cash value of such shares as of the final determination date determined as follows: the exchange ratio times the final share price.

Your payment at maturity may be less and possibly significantly less than $10.00 per security and could be zero. There is no minimum payment at maturity. The securities are senior unsecured obligations of Barclays Bank PLC and any payments on the securities are subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

Exchange ratio:	The stated principal amount divided by the initial share price (rounded to the nearest hundred thousandth)
Downside threshold level:	$70.67, which is equal to 75% of the initial share price*
Initial share price:	$94.22, which is equal to the closing price of the underlying stock on the pricing date*
Final share price:	The closing price of the underlying stock on the final determination date*
CUSIP:	06742K808
ISIN:	US06742K8080
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”))
†
The maturity date, contingent payment dates and determination dates are subject to postponement. See “Additional Information About the Securities—Additional provisions—Postponement of maturity date and contingent payment dates,” “Additional Information About the Securities—Additional provisions—Postponement of determination dates” and “Additional Information About the Securities—Additional provisions—Market disruption events and adjustments.”

*
The physical delivery amount, the initial share price of the underlying stock and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Barclays Capital Inc.

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Contingent Income Auto-Callable Securities due February 13, 2015 Principal at Risk Securities Based on the Performance of the Ordinary Shares of Michael Kors Holdings Limited

Additional Terms of the Securities
You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

Prospectus supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost which we may incur in hedging our obligations under the securities, and estimated development and other costs which we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities which we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 8 of this pricing supplement.

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Contingent Income Auto-Callable Securities due February 13, 2015 Principal at Risk Securities Based on the Performance of the Ordinary Shares of Michael Kors Holdings Limited

Investment Summary

The Contingent Income Auto-Callable Securities due February 13, 2015 Based on the Performance of the Ordinary Shares of Michael Kors Holdings Limited, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $0.315 (3.150% of the stated principal amount) with respect to each quarterly determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date, which is generally the third business day after the related determination date. It is possible that the closing price of the underlying stock could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive no contingent quarterly payments on certain contingent payment dates or potentially no contingent quarterly payments at all over the term of the securities.

If the determination closing price is greater than or equal to the initial share price on any determination date other than the final determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final share price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and receive at our option per $10 security (i) a number of shares of the underlying stock equal to the exchange ratio as of the final determination date or (ii) the cash value of such shares as of the final determination date determined as follows: the exchange ratio times the final share price. The value of such shares (or that cash) will be less than 75% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. In addition, investors will not participate in any appreciation of the underlying stock.

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment of $0.315 (3.150% of the stated principal amount) with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level. If, on any determination date other than the final determination date, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment. The following scenarios reflect the potential payments, if any, on the securities:

Scenario 1
On any determination date other than the final determination date, the determination closing price is greater than or equal to the initial share price.

▪      The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪      Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 2
The securities are not automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold level.

▪    The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪    Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 3
The securities are not automatically redeemed prior to maturity and the final share price is less than the downside threshold level.

▪      The payment due at maturity will be at our option per $10 security (i) a number of shares of the underlying stock equal to the exchange ratio, as of the final determination date, or (ii) the cash value of those shares as of the final determination date determined as follows: the exchange ratio times the final share price. Investors will lose some and may lose all of their principal in this scenario.

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Contingent Income Auto-Callable Securities due February 13, 2015 Principal at Risk Securities Based on the Performance of the Ordinary Shares of Michael Kors Holdings Limited

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.

Diagram #1: Determination Dates Prior to the Final Determination Date

Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

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Contingent Income Auto-Callable Securities due February 13, 2015 Principal at Risk Securities Based on the Performance of the Ordinary Shares of Michael Kors Holdings Limited

Hypothetical Examples
The numbers appearing in the following table and examples may have been rounded for ease of analysis. The below examples are based on the following terms:

Initial Share Price:	$94.22
Downside Threshold Level:	$70.67, which is 75% of the initial share price
Exchange Ratio:	0.10613, which is the stated principal amount per security divided by the initial share price
Contingent Quarterly Payment:	$0.315 (3.150% of the stated principal amount).
Stated Principal Amount:	$10 per security
In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the determination closing price of the underlying stock is greater than or equal to the initial share price of $94.22 on one of the first three determination dates. Because the determination closing price is greater than or equal to the initial share price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the determination closing price on the first three determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity. The examples below assume that the securities will be held until maturity or earlier redemption and do not take into account the tax consequences of an investment in the securities.
	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price / Final Share Price	Contingent Quarterly Payment (per $10.00 security)	Early Redemption Payment (per $10.00 security)	Hypothetical Determination Closing Price / Final Share Price	Contingent Quarterly Payment (per $10.00 security)	Early Redemption Payment (per $10.00 security)
#1	$94.22	—*	$10.315	$80.00	$0.315	N/A
#2	N/A	N/A	N/A	$47.00	$0	N/A
#3	N/A	N/A	N/A	$117.78	—*	$10.315
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A
* The early redemption payment includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

In Example 1, the securities are automatically redeemed following the first determination date as the determination closing price on the first determination date is equal to the initial share price. You receive the early redemption payment, calculated as follows: stated principal amount + contingent quarterly payment = $10 + $0.315 = $10.315

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments.

In Example 2, the securities are automatically redeemed following the third determination date as the determination closing price on the third determination date is greater than the initial share price. As the determination closing prices on the first determination date is greater than or equal to the downside threshold level, you receive the contingent quarterly payment of $0.315 with respect to such determination date. Following the third determination date, you receive an early redemption payment of $10.315, which includes the contingent quarterly payment with respect to such determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the underlying stock has appreciated by 25% from its initial share price on the third determination date, you only receive $10.315 per security and do not benefit from such appreciation.

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	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price / Final Share Price	Contingent Quarterly Payment (per $10.00 security)	Early Redemption Payment (per $10.00 security)	Hypothetical Determination Closing Price / Final Share Price	Contingent Quarterly Payment (per $10.00 security)	Early Redemption Payment (per $10.00 security)
#1	$61.00	$0	N/A	$57.00	$0	N/A
#2	$57.00	$0	N/A	$61.00	$0	N/A
#3	$38.00	$0	N/A	$57.00	$0	N/A
Final Determination Date	$47.11	$0	N/A	$70.67	—*	N/A
Payment at Maturity	$5.00			$10.315
 * The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

In Example 3, the closing price of the underlying stock remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent quarterly payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock. As the final share price is less than the downside threshold level, investors will receive per $10 security a number of shares of the underlying stock equal to the exchange ratio or the cash value thereof, calculated as follows:

the cash value of 0.10613 shares of the underlying stock = the exchange ratio times the final share price = 0.10613 × $47.11
 = $5.00
In this example, the value of shares you receive at maturity is significantly less than the stated principal amount.

In Example 4, the closing price of the underlying stock decreases to a final share price of $70.67. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.315 = $10.315

In this example, although the final share price represents approximately a 25% decline from the initial share price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.315 per security at maturity.

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Risk Factors

An investment in the securities involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the ordinary shares of Michael Kors Holdings Limited. The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to All Securities”;

o	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

o	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”; and

o
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

▪
The securities do not guarantee the return of any principal or the payment of regular interest. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying stock equal to the exchange ratio (or, at our option, the cash value of such shares). The value of those shares (or that cash) will be less than 75% of the stated principal amount and could be zero.

▪
The contingent quarterly payment is based solely on the determination closing price or the final share price, as applicable. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the determination closing price or the final share price, as applicable. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the determination closing price on a specific determination date or the final share price, as applicable, if such determination closing price or final share price is less than the downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the closing price of the underlying stock was higher on other days during the term of the securities.

▪
You will not receive any contingent quarterly payment for any quarterly period where the determination closing price is less than the downside threshold level. A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing price is greater than or equal to the downside threshold level. If the determination closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

▪
Investors will not participate in any appreciation in the price of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock from the initial share price, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level. It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

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▪
Contingent repayment of principal applies only at maturity. You should be willing to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the price of the underlying stock is above the downside threshold level.

▪
Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are called prior to the maturity date.

▪
Market price influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of the underlying stock on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock,

o	whether the determination closing price has been below the downside threshold level on any determination date,

o	dividend rates on the underlying stock,

o	interest and yield rates in the market,

o	time remaining until the securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock and which may affect the final share price of the underlying stock,

o	the occurrence of certain events affecting the underlying stock that may or may not require an adjustment of the initial share price or other variables, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

▪
The price of the underlying stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Michael Kors Holdings Limited Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of the Issuer, Barclays Bank PLC. The securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪
There are risks associated with investments in securities linked to the value of equity securities issued by a foreign company. The underlying stock is issued by a foreign company. Investments in securities linked to the value of any equity securities issued by a foreign company involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪
Investing in the securities is not equivalent to investing in the ordinary shares of Michael Kors Holdings Limited. Investors in the securities will not own the underlying stock or have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

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▪
No affiliation with Michael Kors Holdings Limited. Michael Kors Holdings Limited is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Michael Kors Holdings Limited in connection with this offering.

▪
Single equity risk. The price of the underlying stock can rise or fall sharply due to factors specific to the underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying stock.

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We may engage in business with or involving Michael Kors Holdings Limited without regard to your interests. We or our affiliates may presently or from time to time engage in business with Michael Kors Holdings Limited without regard to your interests and thus may acquire non-public information about Michael Kors Holdings Limited. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Michael Kors Holdings Limited, which may or may not recommend that investors buy or hold the underlying stock.

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The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. Barclays Bank PLC, as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the final determination date. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

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The securities will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the securities. We do not intend to list the securities on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. Accordingly, you should be willing to hold your securities to maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the underlying stock and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, as a result, could have increased the downside threshold level, which is the price at or above which the underlying stock must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

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The calculation agent will make determinations with respect to the securities. As calculation agent, Barclays Bank PLC has determined the initial share price and the downside threshold level, and will determine the final share price, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the initial share price or other variables and the payment that you will receive upon an automatic early redemption or at maturity, if any.

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Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, and adjustments, may affect the payout to you upon an automatic early redemption or at maturity.

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Higher contingent quarterly payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying stock reflects a higher expectation as of the pricing date that the price of the underlying stock could close below the downside threshold level on the determination date of the securities. This greater expected risk will generally be reflected in a higher contingent quarterly payment for that security. However, while the contingent quarterly payment is set on the pricing date, the underlying stock’s volatility may change significantly over the term of the securities. The price of the underlying stock for your securities could fall sharply, which could result in a significant loss of principal.

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Suitability of the securities for investment. You should reach a decision to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

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In some circumstances, the payment you receive on the securities may be based on the stock of another company and not the underlying stock. Following certain corporate events relating to the issuer of the underlying stock where the issuer is not the surviving entity, your return on the securities paid by Barclays Bank PLC may be based on the shares of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement.

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Tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional provisions—Tax considerations” below.

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The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

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The estimated value of your securities is lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is lower than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost which we may incur in hedging our obligations under the securities, and estimated development and other costs which we may incur in connection with the securities.

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The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions which may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

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The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will

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not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

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The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

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We and our affiliates may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell these securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities.

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Michael Kors Holdings Limited Overview

According to publicly available information, Michael Kors Holdings Limited (the “Company”) is a global luxury lifestyle brand.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35368. The Company’s ordinary shares are listed on the New York Stock Exchange under the ticker symbol “KORS.”

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act,” and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act,” are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by the company issuing the underlying stock can be located by reference to the underlying stock SEC file number specified below.

The summary information above regarding the Company comes from the Company’s SEC filings. You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information obtained from outside sources.

Information as of market close on February 7, 2014:

Bloomberg Ticker Symbol:	KORS	52 Week High:	$94.22
Current Stock Price:	$94.22	52 Week Low:	$52.36
52 Weeks Ago:	$56.66

The following table sets forth the published high, low and period end closing prices of the underlying stock for each quarter for the period of December 15, 2011 through February 7, 2014*. The associated graph shows the closing prices of the underlying stock for each day in the same period. The closing price of the underlying stock on February 7, 2014 was $94.22. We obtained the information in the table and graph below from Bloomberg, L.P., without independent verification. These historical closing prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits. The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the securities.

Ordinary Shares of Michael Kors Holdings Limited	High ($)	Low ($)	Period End ($)
2011
Fourth Quarter (commencing December 15, 2011)*	$27.41	$24.10	$27.25
2012
First Quarter	$49.59	$26.00	$46.59
Second Quarter	$48.62	$36.04	$41.84
Third Quarter	$57.35	$38.91	$53.18
Fourth Quarter	$56.97	$48.11	$51.03
2013
First Quarter	$64.84	$51.51	$56.79
Second Quarter	$65.68	$52.36	$62.02

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Third Quarter	$77.49	$61.69	$74.52
Fourth Quarter	$84.19	$70.92	$81.19
2014
First Quarter (through February 7, 2014)	$94.22	$75.70	$94.22

* The underlying stock commenced trading on the New York Stock Exchange on December 15, 2011 and therefore has limited historical performance. For this reason, available information for the fourth calendar quarter of 2011 includes data for the period from December 15, 2011 through December 31, 2011. Accordingly, the “High ($),” “Low ($)” and “Period End ($)” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

Michael Kors Holdings Limited ordinary shares – daily closing prices December 15, 2011 to February 7, 2014

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

We obtained the historical closing price information set forth above from Bloomberg, L.P., without independent verification. These historical closing prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits. The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the securities.

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Additional Information About the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional provisions:
Record date:	One business day prior to the related contingent payment date.
No fractional shares:
At maturity, if the payment on the securities, if any, is to be made in shares of the underlying stock, we will deliver the number of shares of the underlying stock due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the final determination date.

Postponement of maturity date and contingent payment dates:
The maturity date and any contingent payment date will be postponed if the relevant determination date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlying stock on such relevant determination date. In such a case, the contingent payment date or maturity date, as the case may be, will be postponed by the same number of business days from but excluding the originally scheduled determination date. See “Terms of the Notes—Maturity Date” in the accompanying prospectus supplement and “Market disruption events and adjustments” below.

Postponement of determination dates:
Each determination date may be postponed due to the occurrence or continuance of a market disruption event on such date. See “Market disruption events and adjustments” below. Notwithstanding anything to the contrary in the accompanying prospectus supplement, each determination date, including the final determination date, may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

Market disruption events and adjustments:
The calculation agent will adjust any variable described in this pricing supplement, including but not limited to any determination date, the initial share price, the final share price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement:

•     For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•     For a description of further adjustments that may affect the underlying stock, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset.”

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	100 securities
Tax considerations:
You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a security. Assuming the treatment described above is respected, and except as described below, upon a sale or exchange of the securities (including redemption for cash

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upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities (assuming contingent quarterly payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your securities between the time your right to a contingent quarterly payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent quarterly payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a determination date but that can be attributed to an expected contingent quarterly payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

If you receive shares of the underlying stock upon the maturity of your securities, you should be deemed to have applied the purchase price of your securities toward the purchase of the shares of the underlying stock you receive. You should not recognize gain or loss with respect to the shares of the underlying stock you receive. Instead, assuming contingent quarterly payments are properly treated as ordinary income, consistent with the position described above, your basis in the shares (including any fractional share) should equal the price you paid to acquire your securities, and that basis should be allocated proportionately among the shares. Your holding period for the underlying stock should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of the underlying stock, you should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent quarterly payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
We, through our subsidiaries or others, hedged our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlying stock and any other securities or instruments we may wish to use in connection with such hedging. Trading and other

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transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the securities offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of January 14, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on January 14, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated January 14, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This pricing supplement represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.15 for each security they sell.

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